Exhibit 3.14

OPERATING AGREEMENT

OF

SYLVAN BAGBY INVESTORS, LLC

This OPERATING AGREEMENT is made as of the 17th day of September, 1998 by Sylvan Learning Systems, Inc. (the “Member”).

EXPLANATORY STATEMENT

Sylvan Bagby Investors, LLC has been formed as a limited liability company under the Maryland Limited Liability Company Act (the “Act”) pursuant to Articles of Organization filed at the Maryland State Department of Assessments and Taxation on September 17, 1998 by Richard E. Levine, as hereby duly authorized by the Member. The Articles of Organization are hereby ratified, confirmed and approved by the Member.

NOW, THEREFORE, the Member, intending to be legally bound, hereby agrees as follows:

1.                                     Name.  The Member has formed a limited liability company (the “Company”) known as  “Sylvan  Bagby  Investors,  LLC”.

2.                                               Principal  Office  and  Mailing Address: Resident Agent.   The principal office and mailing address of the Company shall be:  1000 Lancaster Street, Baltimore, Maryland  21202, or such other location chosen by the Member. The name and address of the resident  agent of the Company in the State of Maryland is: Robert W. Zentz, 1000 Lancaster Street, Baltimore, Maryland 21202.

3.                                               Purposes. The purposes for which the Company is formed are to: (a) become a member of Bagby Development LLC; (b) make loans; (c) engage in any lawful business; and (d) do all things necessary, convenient or incidental to the foregoing.

4.                                               Term. The Company shall have a perpetual term beginning as of September 17, 1998 unless sooner terminated pursuant to the further terms of the Agreement.

5.                                              Treatment as a Division. The Company shall be treated as a division of the Member for federal and state income tax purposes, but as a separate company for all other purposes.

6.                                              Member  and Percentage of Interest.  The name and address of the Member  of the Company is as set forth on Schedule A attached hereto and made a part hereof. The Member shall have a percentage interest (“Percentage Interest”) in the Company as set forth opposite its name on Schedule A attached hereto.

7.                                              Capital. The Member may make contributions and/or loans to the Company at such time or times, and upon such conditions, as the Member in its discretion may determine.

8.                                                 Capital Account. An individual capital account shall be maintained for the Member.

9.                                                 Profits. Losses and Distributions. For each fiscal year of the Company, income and loss of the Company shall be allocated to the Member. For each fiscal year of the Company, cash and other property available for distribution (prior to liquidation) shall be distributed to the Member. When the Company is liquidated or dissolved, the assets of the Company shall be distributed to the Member. Distributions from the Company to the Member shall be at the times and in the amounts determined by the Member.

10.                                          Management.  The management of the Company shall be vested in the Member. Any contract, bill of sale, lease, mortgage, note, deed of trust, bond, financing statement, option, or other document related to the Company may be signed by any authorized officer of the Member.

11.                                          Transfers by Member. The Member may transfer, sell, assign, alienate, encumber, mortgage, pledge or otherwise dispose of all or any portion of its interest in the Company.

12.                                          Dissolution.  Subject to any restrictions in agreements to which the Company is a party, the Company may be dissolved and terminated upon the election by the Member. Upon the dissolution of the Company, the affairs of the Company shall be promptly liquidated by discharging all debts and liabilities of the Company, establishing reserves, and by distributing all remaining assets to the Member.

13.                                          Indemnification. The Member shall be indemnified by the Company to the fullest extent provided by law.

14.                                         Amendment. This Agreement may be amended by the Member.

15.                                          Benefit. This Agreement shall inure to the benefit of the Member only, and no third parties (including creditors of the. Company) are entitled to enforce the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Operating Agreement of Sylvan Bagby Investors, LLC as of the day and year first above written.

WITNESS:	MEMBER:

SYLVAN LEARNING SYSTEMS, INC.

/s/ Linda C. Bunn	By:	/s/ Robert W. Zentz
Linda C. Bunn		Name:	Robert W. Zentz
		Title:	Vice President

SYLVAN BAGBY INVESTORS, LLC

SCHEDULE A

Name and Address	Percentage Interest

Sylvan Learning Systems, Inc.	100%
1000 Lancaster Street
Baltimore, Maryland 21202

TOTAL	100%